                                 EXHIBIT 10.51
- --------------------------------------------------------------------------------
                            JOINT VENTURE AGREEMENT,
                         DATED AS OF NOVEMBER 8, 1993,
                                     AMONG
                         GRUPO TELEVISA, S.A. DE C.V.,
               TELEVISION INDEPENDIENTE DE MEXICO, S.A. DE C.V.,
                               QVC NETWORK, INC.,
                             QVC MEXICO, INC., AND
                   TELEMERCADO ALAMEDA, S. DE R. L . DE C.V.
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I
                          ORGANIZATION OF THE COMPANY

                                                                                                                 PAGE
                                                                                                              -----------

Section 1.1.     Formation of the Company...................................................................           2
Section 1.2.     Organizational Documents; Member Resolutions...............................................           2
Section 1.3.     Purpose....................................................................................           2
Section 1.4.     Duration...................................................................................           3

                                   ARTICLE II
                              CAPITAL SUBSCRIPTION

Section 2.1.     Initial Subscription for Company Social Parts..............................................           3
Section 2.2.     Additional Capital Contributions...........................................................           4
Section 2.3.     Company Social Parts; Ownership Percentages................................................           6

                                  ARTICLE III
                             ADDITIONAL COMMITMENTS

Section 3.1.     Provision of General Overhead..............................................................           7
Section 3.2.     Provision of Business Operations or Services...............................................           8
Section 3.3.     Provision of GT Television Stations or GT Cable Systems....................................           9
Section 3.4.     Provision of QVC Product...................................................................          11

                                   ARTICLE IV
                                   GOVERNANCE

Section 4.1.     Initial Board of Managers..................................................................          12
Section 4.2.     Election of the Board of Managers..........................................................          13
Section 4.3.     Removal and Replacement of Managers........................................................          13
Section 4.4.     Meetings of Board of Managers..............................................................          14
Section 4.5.     Officers...................................................................................          17
Section 4.6.     Authority of the Board of Managers.........................................................          17
Section 4.7.     Matters Requiring Unanimous Approval.......................................................          17
Section 4.8.     Independent Public Accountant..............................................................          21
Section 4.9.     Fiscal Year; Financial Statements; Tax Information.........................................          21

                                   ARTICLE V
                              TRANSFER PROVISIONS

Section 5.1.     Prohibition on Transfers...................................................................          22

                                   ARTICLE VI
                        COVENANTS CONCERNING COMPETITION


Section 6.1.     Business; Territory........................................................................          25
Section 6.2.     First Opportunity..........................................................................          25
Section 6.3.     Certain Rights.............................................................................          28
Section 6.4.     Termination................................................................................          30

                                  ARTICLE VII
                   EXPANSION BEYOND THE UNITED MEXICAN STATES

Section 7.1.     Best Efforts...............................................................................          30
Section 7.2.     United States Expansion....................................................................          30

                                  ARTICLE VIII
                         REPRESENTATION AND WARRANTIES

Section 8.1.     Representations and Warranties.............................................................          31

                                   ARTICLE IX
                                 MISCELLANEOUS

Section 9.1.     Entire Agreement...........................................................................          33
Section 9.2.     Assignments................................................................................          33
Section 9.3.     Jurisdiction; Venue; Service of Process....................................................          34
Section 9.4.     Notification...............................................................................          34
Section 9.5.     Indemnification............................................................................          36
Section 9.6.     Guarantee..................................................................................          36
Section 9.7.     Invalidity.................................................................................          37
Section 9.8.     Amendments and Waivers.....................................................................          37
Section 9.9.     Counterparts...............................................................................          37
Section 9.10.    Further Actions............................................................................          37
Section 9.11.    Publicity..................................................................................          37
Section 9.12.    Specific Performance.......................................................................          38
Section 9.13.    Section and Other Headings.................................................................          38
Section 9.14.    Governing Law..............................................................................          38
Section 9.15.    Attorneys' Fees; Costs and Expenses........................................................          38

                                    EXHIBITS

Estatutos and Member Resolutions (Spanish and English versions).....................................  Exhibit A
Initial Business Plan...............................................................................  Exhibit B

Form of Representation Letter for Transfer of Minority Interest in Shareholder Equity Securities....  Exhibit C
Infomercial Agreements with G Televisa or its Affiliates effective prior to ?????...................  Exhibit D

                                   SCHEDULES

Initial Capital Contributions -- Value Units.......................................................  Schedule 1

                                                                  EXECUTION COPY

                            JOINT VENTURE AGREEMENT

     THIS JOINT VENTURE AGREEMENT, dated and effective as of November 8, 1993 (this 'Agreement'), by and among Grupo Televisa, S.A. de C.V., a limited liability company established under the laws of the United Mexican States ('G Televisa'), Television Independiente de Mexico, S.A. de C.V., a limited liability company established under the laws of the United Mexican States and an indirect wholly-owned subsidiary of G Televisa ('GT Sub'), QVC Network, Inc., a corporation organized under the laws of the State of Delaware ('QVC'), QVC Mexico, Inc., a corporation organized under the laws of the State of Delaware and an indirect wholly-owned subsidiary of QVC ('QVC Sub') and Telemercado Alameda, S. de R.L. de C.V., a limited liability company under the Sociedad de Responsabilidad Limitada, with variable capital form, under the laws of the United Mexican States (the 'Company'). GT Sub and QVC Sub are sometimes collectively referred to herein as 'Members' and individually as a 'Member'.

                                   RECITALS:

     WHEREAS, subject to the terms and conditions of this Agreement, G Televisa, as the owner and operator of television networks, television stations, cable networks, and cable systems in the United Mexican States, and QVC, as the owner and operator of a cable television network in the United States, desire to create and operate jointly a Television and Cable Shopping Business (as defined in Section 6.1 hereof), initially in the United Mexican States and thereafter in other Spanish-speaking (including Spain and the United States) and Portuguese-speaking markets (including Brazil);

     WHEREAS, G Televisa and QVC desire to contribute certain expertise, facilities, assets and capital to a Television and Cable Shopping Business; and

     WHEREAS, G Televisa (through GT Sub) and QVC (through QVC Sub) desire to organize, establish and capitalize the Company as a new limited liability company under the Sociedad de Responsabilidad Limitada, with variable capital corporate form under the laws of the United Mexican States (which will be named 'Telemercado Alameda, S. de R.L. de C.V.') through which the Television and Cable Shopping Business will be conducted in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

                                   ARTICLE I
                          ORGANIZATION OF THE COMPANY

     Section 1.1 Formation of the Company. As of the date hereof, the Members shall establish the Company as a limited liability company under the Sociedad de Responsabilidad Limitada, with variable capital corporate form, in accordance with the laws of the United Mexican States (the 'Law'). (The time that the Company shall be duly established under the Law shall be referred to herein as the 'Effective Time'.)

     Section 1.2 Organizational Documents; Member Resolutions. (a) The Company's Estatutos immediately following the Effective Time shall be as set forth in Exhibit A attached to this Agreement, as they may be amended from time to time in accordance with clause (x) of paragraph (b) of Article Sixteenth thereof and Section 4.7(a)(x) hereof (the 'Estatutos'). Notwithstanding anything herein or in the Estatutos to the contrary, to the extent that any provision of the Estatutos conflicts with, or otherwise is inconsistent with, any provision of this Agreement with respect to any matter, or this

Agreement covers any matter that is not covered in the Estatutos, the provisions of this Agreement with respect to such matter shall control and shall be binding upon each of the parties hereto.

     (b) Simultaneously with the Effective Time, the Members shall cause a members meeting to be held in accordance with the Estatutos, and at such members meeting, each Member shall vote in favor of the resolutions in the form set forth in Exhibit A attached to this Agreement.

     Section 1.3 Purpose. The purpose of the Company shall be to: (i) establish and operate, directly through the Company or indirectly through one or more Subsidiaries (as defined below) of the Company, a Television and Cable Shopping Business initially in the United Mexican States and thereafter in other Spanish-speaking markets (including, without limitation, Spain and, subject to the terms and conditions hereof, the United States) and Portuguese-speaking markets (including, without limitation, Brazil) in accordance with a business plan of the Company to be initially adopted by unanimous written approval of the Members as of the date hereof as set forth in Exhibit 8 attached to this Agreement (such initial business plan, as it may be amended from time to time in accordance with Section 4.7(a)(i) hereof, the 'Business Plan') and subject to the terms and conditions of this Agreement; and (ii) engage in any and all other conduct, activities or businesses which are consistent with, and directly or indirectly related to, the attainment of the purposes set forth in clause (i) hereof (including, without limitation, acquiring all intellectual property rights that are necessary for the Company and its Subsidiaries to conduct a Television and Cable Shopping Business consistent with the Business Plan). Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries shall own or operate any means of broadcast or means or facilities of product distribution other than the Television and Cable Shopping

Business in the Territory. As used herein, the term 'Subsidiary' of any entity or person shall mean any corporation at least 50% of whose voting securities, or any partnership, joint venture or other entity at least 50% of whose total equity interest, is directly or indirectly owned by such entity or person.

     Section 1.4 Duration. The duration of the Company shall be limited, subject to the terms and conditions of the Estatutos and this Agreement.

                                   ARTICLE II
                              CAPITAL SUBSCRIPTION

     Section 2.1 Initial Subscription for Company Social Parts. (a) GT Sub hereby agrees to subscribe for, purchase and accept such number of Value Units set forth on Schedule 1 attached hereto (as defined herein) that is the New Mexican peso equivalent of U.S.$3,550,000.00 at the time such payment is made representing a 100% undivided ownership interest in and to the Class A Social Part (the 'Class A Social Part'; the term 'Class A Social Part' shall refer herein to any Series 'A-I' fixed capital contribution to the Company and any Series 'A-II' variable capital contribution to the Company) of the Company at the Effective Time. QVC Sub hereby agrees to subscribe for, purchase and accept such number of Value Units set forth on Schedule 1 attached hereto that is the New Mexican peso equivalent of U.S.$3,550,000.00 at the time such payment is made representing a 100% undivided ownership interest in and to the Class B Social Part (the 'Class B Social Part'; the Class A Social Part and the Class B Social Part are sometimes individually referred to herein as the 'Company Social Part' and collectively as the 'Company Social Parts'; the term 'Class B Social Part' shall refer herein to any Series 'B-I' fixed capital contribution to the Company and any Series 'B-II' variable capital contribution to the Company), of the Company at the Effective Time. In consideration of the issuance of the Value Units in respect of each Company Social Part, each Member shall pay U.S.$3,550,000.00 in cash by delivering to the Company the amount of the aggregate subscription price for the Value Units in respect of each Company Social Part to be purchased hereby (which number of Value Units shall be based on NP$1.00 per Value Unit (the 'Initial Subscription Price')). As used herein, each 'Value Unit' shall represent each NP$1.00 of capital contributed by each Member to the Company in accordance with the terms and conditions of this Agreement and the Estatutos. Notwithstanding anything herein to the contrary,
(i) each Value Unit held by a Member represents an undivided interest in the Company Social Part held by such Member equal to the quotient

(expressed as a percentage) of NP$1.00 divided by the aggregate capital contributions made by such Member in accordance with terms of this Agreement and the Estatutos, (ii) for any purpose hereunder and the Estatutos, all distributions and other payments made in accordance with Section 4.7(a)(v) hereof or otherwise in respect of each Member's equity ownership interest in the Company shall be based on the percentage ownership held by such Member in the total outstanding Value Units, without regard to the Company Social Part to which any Value Unit may relate and (iii) each Member shall be entitled to cast one vote per Value Unit at any ordinary or extraordinary meeting of the Members.

     (b) Each of GT Sub and QVC Sub represents and warrants to each other party hereto that it is purchasing any Value Units in respect of any Company Social Part that it purchases pursuant to this Agreement or otherwise for investment purposes only and not with a view to the resale of such Value Units (or any part thereof or interest therein) in violation of any applicable securities laws.

     Section 2.2 Additional Capital Contributions. (a) Each Member agrees to make equal contributions to the capital of the Company from time to time in accordance with a schedule (the 'Contribution Schedule') set forth in the Business Plan and identified therein as the 'Contribution Schedule' and at such other times as and when agreed upon and called for by the Board of Managers pursuant to Section 4.7(a)(vi) hereof and as otherwise in accordance with the Estatutos; provided, however, that neither Member shall be required to make contributions pursuant to this Section 2.2(a) unless the other Member shall concurrently be making its contribution pursuant to this Section 2.2(a). All capital contributions made pursuant to this Section 2.2(a) shall be in the form of cash unless otherwise authorized by the Board of Managers. Each Member shall cause the Board of Managers to take all such actions as are necessary or advisable to cause the additional capital contributions to be made in accordance with the Contribution Schedule to the extent set forth therein. The capital contributions required to be made pursuant to this Section 2.2(a) shall be made in the form of additional subscriptions for Value Units in respect of the Company Social Part held by such Member at such subscription price per Value Unit as set forth in the applicable resolutions authorizing any such additional subscriptions (or, if applicable, Section 2.2(b) hereof). Except as set forth in
Section 2.2(b) hereof, GT Sub shall subscribe for Value Units in respect of the Class A Social Part and QVC Sub shall subscribe for Value Units in respect of the Class B Social Part. The subscription price for any Value Units in respect of any Company Social Part subscribed for and purchased pursuant to this Agreement shall be allocated between capital and surplus on the appropriate books and records of the Company as set forth in the applicable resolutions authorizing any such additional subscriptions.

     (b) If at any time any Member shall fail to timely make any capital contribution to the Company which such Member is required to make under this Agreement (including, without limitation, Sections 2.1, 2.2(a) and 6.2(c) hereof) within the 15 day period provided in the Estatutos, such Member failing to make such capital contribution shall be deemed to be a 'Non-Contributing Member', the other Member of the Company shall be deemed to be a 'Contributing Member' and the Non-Contributing Member shall be deemed to have irrevocably waived its preferential rights under the Estatutos to subscribe for the additional Value Units in respect of its Company Social Part being offered to it pursuant to such capital subscription. In such event, the Contributing Member may, at its election, as a non-exclusive remedy of the Company and the Contributing Member for such failure, (A) notify the Secretary of the Board of Managers of the Company prior to the expiration of the additional 15 day period provided for in the Estatutos that it shall make the capital contribution required to be made by the Contributing Member (if not already contributed by the Contributing Member) and make the capital contribution required to be made by the Non-Contributing Member and receive an amount of Value Units in the Company Social Part corresponding to its class equal to the aggregate value of the aggregate capital contributed by such Contributing Member in respect of both such capital contributions, in each case at a subscription price per Value Unit equal to the Initial Subscription Price, (B) so long as such failure is continuing, make a loan ('Default Loan') to the Company in an amount equal to all or any part of the amount which the Non-Contributing Member failed to contribute to the Company, plus the amount that the Contributing Member was required to contribute to the Company (which, if already paid, shall be deemed to be part of such Default Loan) or (C) not make any capital contribution or Default Loans. Any Default Loan shall bear interest from the date the proceeds of such

Default Loan are advanced at a rate per annum equal to the prime rate publicly announced by Chase Manhattan Bank N.A. in the United States from time to time, plus 50% and shall be due on demand. The parties hereto agree that, in addition to recourse against the Company for the Default Loan and any other remedies available to the Contributing Member, the Contributing Member shall have direct recourse against the Non-Contributing Member for payment of, and such Non-Contributing Member hereby agrees to pay, the lesser of (1) the outstanding principal amount of, and accrued and unpaid interest on, such Default Loan from time to time, or (2) one-half of the original principal amount of, and accrued and unpaid interest on, such Default Loan. Any amounts paid to the Contributing Member on account of any Default Loan shall be applied first to pay accrued and unpaid interest on such Default Loan and then to the outstanding principal of such Default Loan. All costs and expenses (including reasonable attorney's fees and expenses) incurred by the Company or its Subsidiary or the Contributing Member or its Affiliates (as defined in Section 3.1 hereof) in connection with the making of any Default Loan (or the enforcement thereof) shall be reimbursed in full upon demand by the Non-Contributing Member.

     (c) Except as expressly provided in Section 2.2(a) and Section 6.2(c) hereof, neither QVC, G Televisa, the Members nor any of their respective Affiliates shall have any obligation or commitment to make any further contributions to the capital of, or investment in, the Company, regardless of the needs of the Company.

     Section 2.3 Company Social Parts; Ownership Percentages. (a) Except as expressly provided otherwise in the Estatutos or this Agreement (including, without limitation, the last sentence of Section 2.1(a) hereof), each of the Company Social Parts (including, without limitation, the Value Units in respect thereof) shall be identical and shall entitle the holders thereof to the same rights and privileges.

     (b) Except as otherwise expressly agreed upon by each of the parties hereto or as expressly provided in Sections 2.2(b) and 5.1 hereof, at all times that the Company shall be in existence, (i) G Televisa, or a direct or indirect wholly-owned Subsidiary of G Televisa (a 'G Televisa Wholly-Owned Corporation'), shall beneficially own 100 of the Class A Social Part (including all of the Value Units in respect of the Class A Social Part) and (ii) QVC Sub shall beneficially own 100% of the outstanding Class B Social Part (including all of the Value Units in respect of the Class B Social Part). Each of the parties hereto shall not, and G Televisa and QVC each shall cause their respective Wholly-Owned Corporations (as defined below) not to, take any action or fail to take any action which would be inconsistent with the immediately preceding sentence. As used herein, (A) the term 'QVC Wholly-Owned Corporation' shall mean any direct or indirect wholly-owned Subsidiary of QVC and (B) the term

'Wholly-Owned Corporation' shall mean individually and collectively any G Televisa Wholly-Owned Corporation or any QVC Wholly-Owned Corporation.

                                  ARTICLE III
                             ADDITIONAL COMMITMENTS

     Section 3.1 Provision of General Overhead. (a) Subject to Section 3.1(b) hereof, in the event that the Board of Managers of the Company from time to time determines that G Televisa, QVC, or any of their respective Affiliates has fixed assets or other items that are included in the category of 'general overhead' (such fixed assets, other items or personnel are collectively referred to herein as 'Administrative Support Assets') which may be used by the Company or any of its Subsidiaries in a manner consistent with the Business Plan, G Televisa and QVC shall, and shall cause their respective Affiliates to, make available to the Company or any of its Subsidiaries such Administrative Support Assets for so long as the Board of Managers determines that the use by the Company or any of its Subsidiaries of such Administrative Support Assets is consistent with the Business Plan.

     (b) G Televisa and QVC shall not, and shall cause their respective Affiliates not to, charge the Company or any of its Subsidiaries or otherwise demand payment from the Company as a result of the use by the Company or any of its Subsidiaries of any Administrative Support Assets in accordance with this
Section 3.1; provided, however, if the use by the Company or any of its Subsidiaries of any

Administrative Support Assets would require G Televisa, QVC or any of their respective Affiliates to incur any incremental out-of-pocket expense in order to satisfy the requirements of the Company or any of its Subsidiaries in its usage of such Administrative Support Assets, G Televisa, QVC and their respective Affiliates, as applicable, shall not have any obligation to make available to the Company or any of its Subsidiaries such Administrative Support Assets pursuant to Section 3.1(a) unless the Company has agreed previously to fully reimburse the entire amount of such incremental out-of-pocket expense, plus seven percent (7%) of such incremental out-of-pocket expense (it being agreed that such incremental out-of-pocket expenses shall not include any income or other taxes (including penalties), levies or other similar governmental charges (collectively, 'Taxes') imposed on or incurred by, G Televisa, QVC or any of their respective Affiliates in connection with the provision by any of them of Administrative Support Assets to the Company or any of its Subsidiaries). As used herein, the term Affiliate' of any person or entity shall mean any person or entity that is, directly or indirectly controlled by the person or entity in question, and for purposes of this definition of Affiliate, the term 'control', when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, whether through the direct or indirect ownership of voting securities, by contract or otherwise.

     Section 3.2 Provision of Business Operations or Services. In the event that the Board of Managers determines that G Televisa, QVC or any of their respective Affiliates have any business operations or services ('Business Operations or Services') that would be of value to the Company in conducting its business activities (including, without limitation, inbound telemarketing or product fulfillment, but excluding any GT Television Station and GT Cable System (each as defined in Section 3.3(a) hereof) or any QVC Product (as defined in Section 3.4(b) hereof)) in a manner consistent with the Business Plan, G Televisa and QVC shall, and shall cause their respective Affiliates to, make available such Business Operations or Services to the Company or any of its Subsidiaries so that the Company or any of its Subsidiaries may utilize such Business Operations or Services as contemplated by the Board of Managers for so long as the Board of Managers of the Company considers such determination to continue to be correct; provided, however, G Televisa, QVC and their respective Affiliates shall not have any obligation to make available any Business Operations or Services, or receive any charges or payments therefor, unless the Company shall have previously agreed to pay G Televisa, QVC or such Affiliate, as applicable, the Charge Amount for such Business Operations or Services as provided below. With respect to any Business Operations or Services as to which the Company has entered into such an agreement, for each Calendar Month (as defined below), G Televisa and QVC shall, and shall cause their respective Affiliates to, charge the Company for its utilization of any Business Operations or Services an amount (the 'Charge Amount') equal to the lowest rate charged by G Televisa, QVC or any of their respective Affiliates, as the case may be, during such Calendar Month to any other customer or user of such Business Operation or Services that is not an Affiliate of G Televisa, QVC or any of their respective Affiliates, as the case may be; provided, however, that if there is no such other customer or user of such Business Operation or Services, the Charge Amount shall be the average actual per unit cost to G Televisa, QVC or any of their respective Affiliates, as the case may be, during such Calendar Month, plus seven percent (7%) of such average actual per unit cost to G Televisa, QVC or any of their respective Affiliates, as the case may be (it being agreed that the Charge Amount shall not include any Taxes imposed on, or incurred by, G Televisa, QVC or any of their respective Affiliates in connection with the provision by any of them of Business Services or Operations to the Company or any of its Subsidiaries). Within 10 days after the end of each calendar month (each such calendar month is herein referred to as a 'Calendar Month') commencing in respect of the Calendar Month ending November 30, 1993 (which for purposes hereof shall include the period from the Effective Time through November 30, 1993), G Televisa and QVC shall deliver to the Company an invoice setting forth the Charge Amount for such Calendar Month and specifying in reasonable detail the basis for calculating such Charge Amount, executed by a senior executive officer of G Televisa or QVC, as the case may be, and the Company shall pay to G Televisa, QVC, or their respective Affiliates, as the case may be (as designated in such invoice), the Charge Amount for such Calendar Month within 5 Business Days (as defined below) of its receipt of such invoice. As used herein, the term 'Business Day' shall mean a day other than

Saturday, Sunday or other day on which commercial banks in New York City or Mexico City are authorized or required by law to close.

     Section 3.3 Provision of GT Television Stations or GT Cable
Systems. (a) Subject to the terms and conditions of this Section 3.3, the parties hereto contemplate that the Company shall provide at least one twenty-four hour schedule of shopping programs via satellite delivery initially to GT Television Stations and GT Cable Systems made available to the Company or any of its Subsidiaries at G Televisa's sole selection and discretion. In the event that G Televisa consents in writing to the use by the Company or any of its Subsidiaries of any broadcast television station or cable system now or hereafter owned or operated by G Televisa or any of its Affiliates in the United Mexican States or elsewhere in the Territory (as defined in Section 6.1 hereof) (any such television station shall herein be referred to as a 'GT Television Station' and any such cable system shall herein be referred to as a 'GT Cable System'), to transmit any television shopping programs produced by the Company or any of its Subsidiaries, the Company shall be required to pay, as compensation for the use of such GT Television Station or GT Cable System by the Company or any of its Subsidiaries, an amount (the 'Compensation Amount') equal to five percent (5%) of Net Sales (as defined below); provided, however, such percentage of Net Sales shall be adjusted to an amount agreed upon in good faith between the Chief Executive Officer of G Televisa and the Chief Executive Officer of QVC if, after a period of one year following the Effective Time, the actual expense experience of the Company and its Subsidiaries in their conduct of a Television and Cable Shopping Business in the United Mexican States is substantially different from QVC's actual expense experience in its conduct of a Television and Cable Shopping Business in the United States. If the Company or any of its Subsidiaries agrees to transmit any television shopping programs produced by the Company or any of its Subsidiaries via any broadcast television station or cable system other than GT Television Station or a GT Cable System, it is acknowledged and agreed that the Company and its Subsidiaries shall be exclusively liable for the entire amount charged by such broadcast television station or cable system for such use by any of them. With respect to any Calendar Month or other period and any GT Television Station or GT Cable System, the term 'Net Sales' shall mean (A) the aggregate gross sales of the Company and its Subsidiaries for such Calendar Month or other period (which shall not include the aggregate actual shipping and handling costs charged by the Company and its Subsidiaries to their respective customers), less (B) the aggregate returns for such Calendar Month or other period of the Company and its Subsidiaries for such Calendar Month or other period, in the case of clauses (A) and (B) hereof, which are attributable to sales to the customers of the Company and its Subsidiaries through its television shopping programs residing in the coverage area served by such GT Television Station or GT Cable System, as applicable. Net Sales shall be determined on an accrual basis in accordance with generally accepted accounting principles in the United Mexican States ('Mexican GAAP'), consistently applied throughout the periods involved.

     (b) With respect to each GT Television Station or GT Cable System used by the Company, the Company shall, within five Business Days after each Calendar Month, pay to G Televisa or its Affiliates, whichever owns or operates such GT Television Station or GT Cable System, the Compensation Amount for such Calendar Month applicable to such GT Television Station or GT Cable System, as the case may be.

     (c) The Company shall deliver to G Televisa, no later than 60 days after each calendar year, a written report, prepared by the Independent Public Accountant (as defined in Section 4.8 hereof) in which the Independent Public Accountant confirms that the aggregate Compensation Amount paid by the Company pursuant to Section 3.3(b) hereof in respect of such calendar year complies with the requirements of Section 3.3(a) hereof.


     (d) QVC and QVC Sub each hereby acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, (i) nothing in this
Section 3.3 shall be construed as an obligation of, or a commitment by, G Televisa or any of its Affiliates to make available to the Company or any of its Subsidiaries any GT Television Station or GT Cable System, and (ii) whether or not G Televisa or any of its Affiliates will make available to the Company or any of its Subsidiaries, any GT Television Station or GT Cable System shall be at G Televisa's sole selection and discretion.

     Section 3.4 Provision of QVC Product. (a) If the Company or any of its Subsidiaries from time to time elects to purchase product for sale (the 'Sourced QVC Product') in its televised shopping program which is obtained from supply sources provided by, or made available to the Company or any of its Subsidiaries through QVC or any of its Affiliates, QVC shall, and shall cause its Affiliates to, cause such product to be sold to the Company or any of its Subsidiaries at the lowest price then being offered by the applicable supply source to QVC or any of its Affiliates and without any commission or other remuneration being paid or payable to QVC or any of its Affiliates in connection with, or as a result of, such sale to the Company or any of its Subsidiaries. QVC shall, and shall cause its Affiliates to, use their respective reasonable efforts to ensure that any QVC Sourced Product sold to the Company or any of its Subsidiaries pursuant to this Section 3.4(a) shall be of at least the same quality as the QVC Sourced Product purchased by QVC or its Affiliates and at no greater price than QVC or its Affiliates pay for such QVC Sourced Product.

     (b) If the Company or any of its Subsidiaries from time to time elects to purchase product for sale (the 'Owned QVC Product', and collectively with Sourced QVC Product, the 'QVC Product') in its televised shopping program which is owned by QVC or any of its Affiliates, QVC shall, and shall cause its Affiliates to, charge the Company or any of its Subsidiaries for such Owned QVC Product an amount equal to (i) all shipping and handling costs and excise duties (but specifically excluding any other Taxes (including, without limitation, any income taxes) actually incurred by QVC or its Affiliates in connection with the delivery to the Company or its Subsidiaries by QVC or its Affiliates of such Owned QVC Product, plus (ii) an amount which shall be no greater than the price that QVC or such Affiliates, as the case may be, paid to the vendor for such Owned QVC Product, plus (iii) seven percent (7%) of the amount determined pursuant to clause (ii) hereof; Provided, however, that the Company and its Subsidiaries shall not have any obligation to pay to QVC or any of its Affiliates any amounts set forth in clause (i) hereof unless and until QVC shall have delivered to the Company an invoice which specifies, in reasonable detail, the basis for calculating such amounts set forth in clause (i) hereof (including copies of all shipping and related invoices), executed by a senior executive officer of QVC. To the extent that the Company or any of its Subsidiaries elects from time to time to purchase from QVC or any of its Affiliates any Owned QVC Product pursuant to this Section 3.4(b), QVC shall not, and shall cause its Affiliates not to, deliver to the Company or any such Affiliates, or otherwise take any steps to transfer title to the Company or such Subsidiaries with respect thereto, until the Company or its Subsidiaries shall have sold such Owned QVC Product to its customers.

                                   ARTICLE IV
                                   GOVERNANCE

     Section 4.1 Initial Board of Managers. Immediately following the Effective Time, the Members, as the sole members of the Company, shall elect a Board of Managers of the Company, consisting of four managers, with two managers designated as 'Class A Managers' to be elected by the holder of the Class A Social Part, and two managers designated as 'Class B Managers' to be elected by the holder of the Class B Social Part. (Any Class A Manager or Class B Manager duly elected and qualified in accordance with the terms hereof is sometimes referred to herein as a 'Manager'). Such initial Board of Managers of the Company shall consist of the following persons:

                                CLASS A MANAGERS

                                  Othon Velez
                                 Jaime Escandon

                                CLASS B MANAGERS

                                  Barry Diller
                                Michael C. Boyd

Such Managers shall serve on the Board of Managers of the Company until their respective successors are duly elected and qualified in accordance with the provisions of the Estatutos. The holders of a majority of the Value Units of either class of Company Social Part shall be entitled from time to time to designate for each Manager duly elected by them in accordance with the Estatutos an alternate who shall be entitled to serve as a Manager in the absence of such Manager. Such Members shall deliver a written notice to the other Members listing any person who has been designated as an alternate and such Members may, from time to time, replace any alternate previously designated by them by delivering written notice to the other Members listing the name of the alternate being replaced and the name of the person who has been designated as the new alternate.

     Section 4.2 Election of the Board of Managers. (a) Upon each subsequent election of Managers, in accordance with the Estatutos, the holders of a majority of the Value Units in respect of the Class A Social Part shall vote such Value Units for two Class A Managers, and the holders of a majority of the Value Units in respect of the Class B Social Part shall vote such Value Units for two Class B Managers, so that the Board of Managers of the Company shall be composed of four Managers. Class A Managers may be elected only by the vote of the holders of a majority of the Value Units in respect of the Class A Social Part, and Class B Managers may be elected only by the vote of the holders of a majority of Value Units in respect of the Class B Social Part, in each case in accordance with the provisions of the Estatutos. Each Member agrees to cause each Class A Manager or Class B Manager, as the case may be, to observe the terms of this Agreement.

     (b) No Manager (or alternate for a Manager) shall be entitled to payment by or reimbursement from the Company for any compensation, fees (including attendance fees) or other amounts relating to his membership on the Board of Managers of the Company or the performance of his duties in connection therewith; provided, however, that the Company shall indemnify and hold harmless each Manager (or alternate for a Manager) from and against any and all liabilities, obligations, losses, damages, penalties, costs and expenses (including reasonable attorneys' fees and expenses) which may be imposed on or incurred by such Manager (or such alternate) in connection with any legal action brought by a third party against such Manager (or such alternate) in his capacity as a Manager, except that the Company shall not be liable for any portion of any such amount to the extent that it results from the gross negligence or willful misconduct of such Manager (or such alternate).

     Section 4.3 Removal and Replacement of Managers. (a) Any Manager of any class may be removed from the Board of Managers, with or without cause, upon, and only upon, the affirmative vote of the holders of a majority of the Value Units in respect of the Company Social Part of the corresponding class in accordance with this Section 4.3.

     (b) In the event any Class A Manager or any Class B Manager is unwilling or unable to serve as such or is removed in accordance with subsection (a) of this
Section 4.3 or a vacancy occurs for any reason whatsoever, then the holders of a majority of the Value Units in respect of the relevant class of Company Social Parts shall elect the successor to or replacement of the relevant Class A Manager or Class B Manager, as the case may be.

     Section 4.4 Meetings of Board of Managers. (a) Regular meetings of the Board of Managers of the Company shall be held at least once semiannually, and special meetings of the Board of Managers of the Company may be called by any Manager when such Manager deems a meeting of the Board of Managers of the Company necessary or advisable. Notice of any regular or special meeting of the Board of Managers of the Company shall be given by the President and Chief Executive Officer of the Company (in the case of a regular meeting) and by the Manager calling such meeting (in the case of a special meeting) by telephone or written notice to all Managers (and alternates) no less than five days and no more than 30 days before such meeting. A quorum for any meeting of the Board of Managers of the Company shall be at least one Class A Manager and one Class B Manager (hereinafter, a 'Quorum of the Board'). No action may be taken by the Board of Managers at any meeting unless a Quorum of the Board is present at the time such action is taken. Each Member shall cause its corresponding class of Managers (or any alternate for any such Manager) to be present at each duly called meeting of the Board of Managers of the Company so that such Manager (or alternate) shall be deemed present for the entire duration of such meeting for purposes of determining whether a Quorum of the Board exists. Members of the Board of Managers of the Company may participate in a meeting of the Board of Managers of the Company by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection (a) shall constitute presence in person at such meeting. Each Member shall be present at each duly called ordinary or extraordinary shareholders meeting of the Company so that such Member shall be deemed to be present for the entire duration of such members meeting for purposes of determining whether a quorum exists at such members meeting in accordance with paragraphs (j) or (k) of Article Seventeeth of the Estatutos.

     (b) Except with respect to a Significant Matter (as defined in Section 4.7 hereof) and as may be required by the Estatutos or the Law, any resolution or other action of the Board of Managers shall be adopted or taken only by the affirmative vote of at least a majority of the Managers present at a meeting at which a Quorum of the Board exists, except that at least one Class A Manager and at least one Class B Manager shall have voted affirmatively on such resolution or other action; provided, however, that with respect to any resolution or other action by the Board of Managers of the Company relating to any action to be taken on behalf of, or determination to be made by, the Board of Managers or the Company pursuant to, or as contemplated by, this Agreement regarding any matter relating to G Televisa, QVC or their respective Affiliates (including the enforcement by the Company of any provisions hereof), such resolution or other action shall be adopted by the affirmative vote of a majority of those Managers present, acting in good faith, who have not been elected by the party or its Affiliates to which the subject matter is related.

     (c) Any action required or permitted to be taken at any meeting of the Board of Managers of the Company may be taken without a meeting if all of the members of the Board of Managers of the Company consent in writing to the taking of such action.

     (d) In the event that with respect to any proposed resolution or other action of the Board of Managers of the Company (other than such proposed resolution or other action relating to a Significant Matter) there exists a deadlock, either G Televisa or QVC may give a written notice to the other of the existence of such deadlock regarding such proposed resolution or other action. Such notice shall specify in reasonable detail the nature of the issue giving rise to such deadlock. The Chief Executive Officer of the party receiving such notice of such deadlock shall promptly arrange for a meeting with the Chief Executive Officer of the party sending such notice for the purpose of resolving such deadlock. The meeting shall be held within 20 days from the date such notice of such deadlock is given. If such deadlock is not resolved within 30 days from the date such notice of such deadlock is given, then G Televisa or QVC may demand in writing that such deadlock shall be submitted to an arbitration proceeding to resolve conclusively such deadlock in accordance with, and subject to the terms and conditions set forth in, this Section 4.4(d). Each of the parties hereto agrees that the arbitration proceeding contemplated by this Section 4.4(d) shall be such party's sole and exclusive forum for the resolution of any such deadlock, provided that such party shall be entitled to enforce such arbitration decision in any court of competent jurisdiction as described below. Any arbitration proceeding for the resolution of such deadlock shall be finally and conclusively decided in accordance with the rules of arbitration in effect on the date hereof (the 'Rules') of the American Arbitration Association (the 'AAA'). Such arbitration proceeding shall be mediated by a panel of three arbitrators, each chosen in the following manner: G Televisa and QVC each shall select a person within 30 days from the date of G Televisa's or QVC's demand for arbitration; the third arbitrator shall be selected by the arbitrators selected by G Televisa and QVC (and such third arbitrator shall be a person with experience in the matter that is the subject of such deadlock); and if either party fails to select its arbitrator within such 30 day period or if the two arbitrators selected by both parties fail, within the 30 day period from the date of their selection, to make a selection of a third arbitrator, then the AAA shall appoint the arbitrator that was not nominated by the failing party, or shall appoint the third arbitrator, as the case may be, in accordance with the Rules. (The arbitrators so chosen are referred to herein as the 'Arbitrators'). Consistent with the Rules, the Arbitrators shall be responsible for formulating their own evidentiary rules for the arbitration, including whether their determination shall be made solely by written submission, oral testimony or any combination thereof and shall determine all other matters relating to the arbitration, except that the arbitration proceeding (i) shall take place in Mexico City, (ii) shall be governed procedurally by the Rules and (iii) shall be governed by the applicable laws of the United Mexican States with respect to the substantive issues relating to such deadlock between the parties. The Arbitrators shall submit their findings within 30 days of the announcement by the Arbitrators of the process to be followed in reaching their determination. The findings of the Arbitrators, and any order issued (including, without limitation, any order of specific performance) or decision or judgment entered pursuant to such arbitration proceeding, shall be deemed final and binding upon each of the parties hereto and may be entered and enforced in any court of competent jurisdiction. Each party hereto agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such order, decision or judgment and hereby expressly waives any appeal or defense to which it may be entitled. The fees and expenses of the Arbitrators shall be paid by the party against whom the Arbitrators shall have rendered their determination, and the Arbitrators shall be entitled to require such party to pay the reasonable fees and expenses of the other party's attorneys.

     Section 4.5 Officers. The day-to-day operations of the Company and its Subsidiaries and the implementation of the Business Plan shall be the responsibility of the officers of the Company acting subject to Section 4.7 hereof and the direction and oversight of the Board of Managers. Following the election of the initial Board of Managers of the Company by the Members pursuant to Section 4.1 hereof, except for the President and Chief Executive Officer of the Company (who shall be selected and hired by the Board of Managers of the Company in accordance with Section 4.7(a)(xi) hereof), the officers of the Company shall consist of the persons designated by the Board of Managers of the Company, and such persons shall serve in the offices designated by the Board of Managers of the Company until their respective successors are duly appointed by the Board of Managers of the Company. The Company and its Subsidiaries shall have at their own expense such officers as are necessary for the Company and its Subsidiaries to carry out the Business Plan.

     Section 4.6 Authority of the Board of Managers. The Board of Managers of the Company shall have and exercise all of the powers belonging or pertaining to the Company in accordance with this Article IV, except only as to such matters which pursuant to the Law or the Estatutos require the action of the Members. All actions and decisions by the Company shall be made by the Board of Managers of the Company (except for any matter that shall, subject to Section 4.7 hereof, be expressly delegated to the officers of the Company by resolution of the Board of Managers).

     Section 4.7 Matters Requiring Unanimous Approval. (a) Notwithstanding anything to the contrary contained in this Agreement, the Estatutos or as permitted under the Law, no act shall be taken, sum expended, or obligation incurred by the Company or any of its Subsidiaries with respect to the matters set forth below (individually, a 'Significant Matter', and collectively, the 'Significant Matters'), unless such action, expense or obligation shall have been previously approved by all of the members of the Board of Managers of the Company or all of the Members:

          (i) adoption of the Business Plan and amending or modifying the Business Plan;

          (ii) approval of an annual budget (such approved annual budget, as amended from time to time in accordance with this clause (ii), the 'Approved Annual Budget') for the operation of the Company and its Subsidiaries and amending or modifying any such Approved Annual Budget;

          (iii) determination of whether or not to consummate (x) any material transaction involving the Company or any of its Subsidiaries or (y) any material agreement or other instrument which, in the case of subclause (x) or (y), is not in the ordinary course of business of the Company and its subsidiaries and is not contemplated by the Business Plan or the Approved Annual Budget;

          (iv) determination of whether or not to take any action which would result in a material increase in (x) the total expenditures of the Company and its Subsidiaries or the expenditures for any major category of expenditures set forth in the Business Plan or the Approved Annual Budget, in each case, in excess of the amount set forth in the Business Plan or the Approved Annual Budget, as applicable, or (y) the aggregate amount of indebtedness of the Company and its Subsidiaries (which shall include any guarantee of payment of the obligation of a third party) in excess of the amount set forth in the Business Plan or the Approved Annual Budget, as applicable;

          (v) determination of whether or not to (x) declare or pay any dividends in respect of any Company Social Part (or any Value Unit in respect thereof) or other equity security of the Company or any non-wholly-owned Subsidiary of the Company, (y) directly or indirectly, purchase or otherwise acquire, redeem or retire, in whole or in part, any class of capital stock of the Company or any non-wholly-owned Subsidiary of the Company or any warrants, options or similar agreements to acquire any Company Social Part (or any Value Unit in respect thereof) or other equity security of the Company or any non-wholly-owned Subsidiary of the Company or (z) directly or indirectly make any other distribution of cash, property or obligations of the Company or any of its Subsidiaries or any equity security of the Company in respect of, or on account of, any Company Social Part (or any Value Unit in respect thereof) or other equity security of the Company or any non-wholly-owned Subsidiary of the Company;


          (vi) subject to Section 2.2(b) hereof, determination of whether or not to (x) issue any Company Social Part (or any Value Units in respect thereof), any other equity security of the Company (including, without limitation, any other class of a social part) or any class of capital stock of any of its Subsidiaries, (y) issue, grant or otherwise enter into an agreement or arrangement to provide for, an appreciation right, phantom equity interest or similar right, interest or security with a value derived from, or based on, the value of any Company Social Part (or any Value Units in respect thereof), any other equity security of the Company (including, without limitation, any other class of a social part) or any class of capital stock of any of its Subsidiaries or the profits, results of operation or cash flow of the Company or any of its Subsidiaries or (z) issue, grant or otherwise enter into an agreement or arrangement to provide for, options or warrants or other rights, interests or securities convertible into or exchangeable for any shares of any Company Social Part (or any Value Units in respect thereof), any other equity security of the Company (including, without limitation, any other class of a social part) or any class of capital stock of any of its Subsidiaries or any rights, interests or securities referred to in subclause (y) hereof;

          (vii) determination of whether or not to consummate a public offering of any debt or equity securities of the Company or any of its Subsidiaries or to register under any applicable securities law any such debt or equity securities of the Company or any of its Subsidiaries;

          (viii) taking any action, including the filing of a petition, with respect to (x) the bankruptcy, insolvency, reorganization, dissolution or any similar occurrence of the Company or any of its Subsidiaries or (y) a liquidation or any other occurrence which might result in a termination of the Company or any of its Subsidiaries;

          (ix) the determination of any matter relating to a material transaction between the Company and any Member or any Affiliate or 'associate' (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of such Member which is not contemplated by this Agreement, the Business Plan or the Approved Annual Budget; provided, however, that notwithstanding anything herein to the contrary, after the occurrence of a Default Event (as defined below), (A) the Contributing Member in respect of such Default Event may from time to time make a loan or capital contribution to, or an equity investment in, the Company with the prior approval of holders of at least a majority of the total outstanding Value Units, without regard to the Company Social Part to which any Value Unit may relate so long as the requirements of Article Fourteenth of the Estatutos have been satisfied with respect thereto, and
     (B) the determination of any matter relating to any transaction between the Company and such Contributing Member or any Affiliate or associate of such Contributing Member shall not be deemed a Significant Matter for the Company and shall be permitted so long as such transaction is on terms and conditions which are no less favorable to the Company than the terms and conditions which would apply in a similar transaction with a person or entity other than such contributing Member or such Affiliate or associate of such contributing Member;

          (x) approval and adoption of any amendment to the Estatutos or this Agreement;

          (xi) the determination to hire, replace or involuntarily terminate the President and Chief Executive officer of the Company who shall be an experienced and competent executive knowledgeable in the marketing of product in the United Mexican States and who speaks fluent Spanish;

          (xii) determinations concerning the Independent Public Accountant (as defined in Section 4.8 hereof) and any other independent public accountants of the Company's Subsidiaries, in each case, pursuant to Section 4.8 hereof; and

          (xiii) the determination of whether or not to make any investment or capital contribution in, or purchase of, any debt or equity security of, or other interest or right in, any person or entity (other than cash equivalents) which is not contemplated by the Business Plan or the Approved Annual Budget.

     As used herein, a 'Default Event' shall be deemed to have occurred if (A) G Televisa or any G Televisa Wholly-Owned Corporation is a Non-Contributing Member or (B) QVC or any QVC Wholly-Owned Corporation is a Non-Contributing Member, unless, in the case of clause (A) or (B) hereof, the Contributing Member with respect thereto elects that such Default Event shall not constitute a 'Default Event' for any purpose under this Agreement; it being understood that, with respect to the Company, there may be only one Default Event, which shall be the first Default Event to occur.

     (b) In the event that with respect to any proposed resolution or other action relating to any Significant Matter there exists a deadlock, either G Televisa or QVC may give a written notice to the other of the existence of a deadlock relating to such Significant Matter. Such notice shall specify in reasonable detail the nature of issue giving rise to such deadlock, and the Chief Executive Officer of the party receiving such notice shall promptly arrange for a meeting with the Chief Executive Officer of the party sending such notice for the purpose of resolving such deadlock. Such meeting shall be held within 20 days from the date such notice is given, and at such meeting, the Chief Executive Officers of QVC and G Televisa shall resolve the matter which is the subject of Such deadlock or otherwise resolve such deadlock by means of a liquidation of the Company or a sale of the outstanding equity of the Company to any person or entity (including-G Televisa, QVC or any of their respective Affiliates).

     Section 4.8 Independent Public Accountant. The Mexico City office of Coopers & Lybrand shall be the independent public accountant of the Company, unless the Board of Managers shall determine in accordance with Section 4.7(a)(xii) hereof to change the Company's independent public accountant, in which case, the Board of Managers shall select from the Mexico City office of one of the 'big 5' independent public accounting firms in the United States (Coopers & Lybrand, or such other independent public accountant for the Company selected by the Board of Managers in accordance with
Section 4.7(a)(xii) hereof shall herein be referred to as the 'Independent Public Accountant'). Unless the Board of Managers of the Company otherwise determines in accordance with Section 4.7(a)(xii) hereof, the independent public accountants for the Company's Subsidiaries conducting business outside of the United Mexican States shall be the offices of Coopers & Lybrand where such business is conducted.

     Section 4.9 Fiscal Year; Financial Statements; Tax Information. (a) The fiscal year of the Company shall be the calendar year ending December 31.

     (b) As soon as reasonably possible and in any event within 30 days after the end of each fiscal quarter of each fiscal year of the Company, the Company shall deliver (i) to G Televisa and QVC copies of the unaudited consolidated financial statements of the Company and its Subsidiaries as of the end of such fiscal quarter, for such fiscal quarter and for the beginning of such fiscal year to the end of such fiscal quarter, as applicable, prepared in accordance with Mexican GAAP consistently applied throughout the periods involved and (ii) to QVC copies of such unaudited consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States ('U.S. GAAP'), consistently applied throughout the periods involved (the 'U.S. GAAP Unaudited Financial Statements'). QVC hereby agrees to reimburse the Company and its Subsidiaries for all fees and expenses (including, without limitation, accountants' fees and disbursements) incurred by any of them in connection with the preparation and delivery of such U.S. GAAP Unaudited Financial Statements.

     (c) As soon as reasonably possible and in any event within 60 days after the end of each fiscal year of the Company, the Company shall deliver (i) to G Televisa and QVC copies of the audited consolidated financial statements of the Company and its Subsidiaries as of the end of such fiscal year and for such fiscal year, as applicable, prepared in accordance with Mexican GAAP consistently applied throughout the periods involved and certified by the Independent Public Accountant and (ii) to QVC copies of such audited consolidated financial statements prepared in accordance with U.S. GAAP, consistently applied throughout the periods involved and certified by the Independent Public Accountant (the 'U.S. GAAP Audited Financial Statements). QVC hereby agrees to reimburse the Company and its Subsidiaries for all fees and expenses (including, without limitation, accountants' fees and disbursements) incurred by any of them in connection with the preparation and delivery of such U.S. GAAP Audited Financial Statements.

     (d) The Company shall furnish to G Televisa, QVC and their respective Affiliates copies of all tax returns, reports or forms filed by the Company and its Subsidiaries with any governmental authority and such other information relating to the Company and its Subsidiaries, as G Televisa, QVC or any such Affiliate may request (at the expense of the party requesting such copies), for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim, assessment or litigation. The Company shall prepare any United States income tax returns required to be filed at the request and expense of QVC, and under the direction and supervision of QVC, after consultation with, and the approval of, G Televisa, which approval shall not unreasonably be withheld. QVC is designated as the 'tax matters partner' for the Company as defined in Section 6231(a)(7) of the United States federal Internal Revenue Code of 1986, as amended.

     (e) The parties hereto intend that the Company be treated as a partnership for United States federal income tax purposes and agree not to take any United States tax position inconsistent with such treatment, except to the extent such treatment would be required by applicable law. Notwithstanding the foregoing, the parties recognize that the Company will be taxed as a corporation for purposes of the laws of the United Mexican States, agree that such treatment will not be considered to be inconsistent with the parties' undertakings in the immediately preceding sentence and further agree not to take any position inconsistent with such treatment for purposes of the laws of the United Mexican States.

                                   ARTICLE V
                              TRANSFER PROVISIONS

     Section 5.1 Prohibition on Transfers. (a) No Member shall, directly or indirectly, sell (whether by involuntary or judicial sale or otherwise), assign, transfer, grant a security interest in, pledge, encumber, hypothecate, give (by bequest, gift or appointment) or otherwise (voluntarily or by operation of law) dispose of (any of the foregoing is herein referred to as a 'Transfer') any Company Social Part, any Value Unit in respect thereof or any other equity security of the Company (collectively, 'Company Equity Securities') to any person or entity other than G Televisa or any G Televisa Wholly-Owned Corporation, unless the Member making such Transfer has obtained in advance of such Transfer a written consent to such Transfer from the other Member, which consent may be withheld at the sole discretion of such other Member. If any Member Transfers its Company Equity Securities in accordance with this Section 5.1(a), such Transfer shall be effective from and after the date the transferee delivers to each of the parties hereto a written instrument, acceptable in form and substance to each of the parties hereto, in which such transferee agrees to be bound by the provisions of this Agreement as if it were an original signatory to this Agreement.

     (b) (i) Subject to subparagraph (ii) of this Section 5.1(b), G Televisa and QVC shall not, and shall cause their respective Wholly-Owned Corporations not to, directly or indirectly, Transfer any class of capital stock of GT Sub or QVC Sub or any other equity security of GT Sub or QVC Sub (collectively, the 'Shareholder Equity Securities') to any person or entity other than G Televisa, QVC or any Wholly-Owned Corporation, unless G Televisa (if G Televisa or a G Televisa Wholly-Owned Corporation is making such Transfer) or QVC (if QVC or a QVC Wholly-Owned Corporation is making such Transfer) has obtained in advance of such Transfer a written consent to such Transfer from the other party, which consent may be withheld at the sole discretion of the other party.

     (ii) Eighteen months after the Effective Date, if G Televisa, QVC or any Wholly-Owned Corporation desires to Transfer all or any portion of the Shareholder Equity Securities held by it, G Televisa and QVC shall not, and shall cause their respective Wholly-Owned Corporation not to, directly or indirectly, Transfer any such Shareholder Equity Securities to any person or entity, other than G Televisa, QVC or any Wholly-Owned Corporation, unless (A) G Televisa (if G Televisa or a G Televisa Wholly-Owned Corporation desires to make such Transfer) delivers a written instrument to QVC in the form of Exhibit C attached to this Agreement pursuant to which G Televisa represents and warrants to QVC that, after giving effect to such proposed Transfer, G Televisa and the G Televisa Wholly-Owned Corporations shall own, in the aggregate, a majority of the issued and outstanding Shareholder Equity Securities of GT Sub and a majority of the total voting power of all classes of capital stock of GT Sub entitled to vote generally in the election of the Board of Directors of GT Sub and shall otherwise control GT Sub (including, without limitation, having the absolute power and authority to elect a majority of the directors of GT Sub and to direct the management and policies of GT Sub with respect to any issue or matter) or (B) QVC (if QVC or a QVC Wholly-Owned Corporation desires to make such Transfer) delivers a written instrument to G Televisa in the form of Exhibit C attached to this Agreement pursuant to which QVC represents and warrants to G Televisa that, after giving effect to such proposed Transfer, QVC and the QVC Wholly-Owned Corporations shall own, in the aggregate, a majority of the issued and outstanding Shareholder Equity Securities of QVC Sub and a majority of the total voting power of all classes of capital stock of QVC Sub entitled to vote generally in the election of the Board of Directors of QVC Sub and shall otherwise control QVC Sub (including, without limitation, having the absolute power and authority to elect a majority of the directors of QVC Sub and to direct the management and policies of QVC Sub with respect to any issue or matter).

     (c) In the event that a Transfer of any Company Equity Securities or Shareholder Equity Securities has taken place in violation of the provisions of this Section 5.1, such Transfer shall be void and of no effect, no distribution of any kind shall be paid by the Company, GT Sub or QVC Sub, as applicable, to the proposed transferee of such void Transfer in respect of any such securities (all such dividends and distributions being deemed waived), and the voting rights of such securities on any matter whatsoever shall remain vested in the transferor.

     (d) The Company shall cause all certificates representing any Company Social Part (or any Value Unit in respect thereof) or any other Company Equity Security, and each of GT Sub and QVC Sub shall cause all certificates representing its Shareholder Equity Securities, to bear the following legend:

          'The securities represented by this certificate are subject to restrictions on transfer and certain other provisions set forth in the Estatutos of Telemercado Alameda, S. de R.L. de C.V.'

     (e) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as prohibiting, restricting, hindering or otherwise adversely affecting any Transfer of any direct or indirect interest in G Televisa or QVC.

                                   ARTICLE VI

                        COVENANTS CONCERNING COMPETITION

     Section 6.1 Business. Territory. As used herein, the term 'Television and Cable Shopping Business' shall mean the business of a Spanish or Portuguese language television and cable retail shopping service, and the term 'Territory' shall mean the United Mexican States and the remainder of the Spanish-speaking world (including, without limitation, Spain and the 50 states of the United States and all of its territories and possessions (the 'United States')) and the Portuguese-speaking world (including, without limitation, Brazil).

     Section 6.2 First Opportunity. (a) Subject to Section 7.2 hereof, G Televisa and QVC shall not, and shall cause their respective Affiliates not to, directly or indirectly, own any interest or engage or participate in, or act as a broker, agent, advisor, consultant or provide any assistance to, any Television and Cable Shopping Business in the Territory, otherwise than as expressly permitted in this Agreement or without first permitting the Company to exploit the opportunity related thereto on the terms and conditions provided below.

     (b) Subject to Section 7.2 hereof, if G Televisa, QVC or any of their respective Affiliates intends, directly or indirectly, to own any interest or engage or participate in, act as a broker, agent, advisor, consultant or provide any assistance to, any Television and Cable Shopping Business in the Territory, such party (the 'Offeror') shall, or shall cause its Affiliate to, first offer to the Company to exploit the opportunity related thereto by delivering written notice thereof, including specifying in reasonable detail the material terms and conditions of such prospective opportunity (the 'Notice') in accordance with
Section 9.4 hereof to the other party (the 'Recipient'). The Recipient shall have 15 days after the Offeror gives the Notice within which to decide whether or not the Company should exploit such prospective opportunity and to give notice to the Offeror in accordance with Section 9.4 hereof of the Recipient's decision. The Recipient shall have only the right to elect to have the Company exploit the entire opportunity set forth in the Notice on substantially the same terms available to the Offeror, and the failure to give any notice in accordance with Section 9.4 within such 15 days, or any response other than an unqualified election to have the Company exploit such opportunity shall constitute an election not to have the Company exploit such opportunity If the Recipient does not notify the Offeror that it wishes to have the Company exploit such opportunity prior to the end of the 15th day on which such notice is given, the offeror and its Affiliates may pursue such opportunity for their own accounts. However, if the material terms and conditions of such opportunity change from the material terms and conditions that the Recipient failed to elect to have the Company exploit, the opportunity shall again be offered to the Company by delivering to the Recipient the Notice as set forth above, except that the Recipient shall have only 10 days after receiving the Notice within which to give notice to the Offeror in accordance with Section 9.4 hereof that the Company should exploit such opportunity. The immediately preceding sentence shall continue to apply to subsequent changes in the material terms and conditions of such opportunity until the transactions to effectuate such opportunity shall have been consummated.

     (c) If the Recipient elects to have the Company exploit the opportunity presented by the Offeror pursuant to subsection (b) of this Section 6.2, each of G Televisa and QVC shall cause to be contributed from time to time to the capital of the Company an equal amount of funds from each of the Members so that the Company shall have the ability to fully exploit such opportunity as contemplated by the terms and conditions thereof, but only to the extent such amounts to be contributed are consistent with the related Notice. With respect to any such opportunity to be exploited by the Company, each of the parties hereto shall cause the Business Plan (including the Capital Schedule) and the Approved Annual Budget to be amended to enable the Company to so fully exploit such opportunity.

     (d) Notwithstanding anything in this Agreement to the contrary each of the parties hereto agrees and acknowledges that the provisions of this Section 6.2 are not intended to, and shall not, in any way prohibit or restrict G Televisa or its Affiliates for their own accounts from, directly or indirectly owning any interest or engaging or participating in, act as a broker, agent, advisor, consultant or provide any assistance to, (i) any existing or future arrangements or agreements for the manufacture, distribution or sales of product through Direct Response Marketing (as defined below) or through retail distribution in the Territory or (ii) the distribution or sales of product through Infomercials (as defined below) in the Territory provided that any distribution Agreements pursuant to which G Televisa or any of its Affiliates has the right to distribute or sell products through such Infomercials shall have become effective prior to the date hereof (which agreements are listed on Exhibit D attached hereto). With respect to any such Infomercial distribution agreements which become effective on or after the date hereof, any distribution or sales of product by G Televisa or its Affiliates pursuant thereto shall be deemed to be within the definition of Television and Cable Shopping Business, and, accordingly such distribution or sales of products by G Televisa or its Affiliates in the Territory shall be subject to the restrictions set forth in Sections 6.2(b) and (c) hereof. As used herein, (A) the term 'Infomercial' shall mean a spot transmitted by television, radio or by other broadcast media of more than two (2) minutes in duration during which a product or services is offered for sale or a solicitation for an offer for sale is made, and an individual is requested to respond to such Offer or solicitation by mail, telephone or other means, including without limitation, by electronic means and (B) the term 'Direct Response Marketing' shall mean the promotion of the sale of a product or service by means of a spot transmitted by television that is two (2) minutes or less in duration, radio, mail, catalogues, magazines, newspapers, telemarketing, billboards, other forms of outdoor advertising or any other method or media by which an individual is requested to respond by mail, telephone or other means, including, without limitation, by electronic means, to an offer or a solicitation of an offer for the sale of a product or service; provided, however, that the term 'Direct Response Marketing' shall not include the Television and Shopping Business.

     (e) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees and acknowledges that the provisions of this Section 6.2 are not intended to, and shall not, in any way prohibit or restrict G Televisa, QVC or any of their respective Affiliates, from, directly or indirectly, (i) owning a passive investment in not more than five percent (5%) of the outstanding shares of any class of capital stock or units of beneficial interest of any entity, whether or not it competes with the Company or any of its

Subsidiaries or otherwise engages or participates in the Television and Cable Shopping Business in the Territory; (ii) owning any interest or engaging or participating in, or acting as broker, agent, advisor, consultant or providing any assistance to (A) the Univision Network, the Galavision Network or their respective related stations and other means of broadcast, in each case subject to Section 7.2 hereof, (B) any means of television or cable broadcast, (C) any satellite or common carrier facility with respect to which G Televisa, QVC or any of their respective Affiliates has no direct or indirect control over or interest in the content of what is being transmitted by such telecommunications facility, or (D) any business, activity or investment vehicle outside of the Territory (or within any area in the Territory in accordance with the terms and conditions of this Agreement), which incidentally is received in the Territory (or any other area of the Territory), it being understood that G Televisa, QVC or any of their respective Affiliates may derive revenues or other benefits for its own account with respect to such incidental reception or (iii) selling television or cable advertising time or program time to third parties (except as specifically provided in Section 6.2(d) hereof with respect to Infomercials).

     Section 6.3 Certain Rights.

     (a) QVC shall, and shall cause its Affiliates to, use their respective reasonable efforts to cause the Company (directly or through one or more Subsidiaries) to acquire the right to distribute all product through all means or facilities in the Territory, including Infomercials, Direct Response Marketing and retail distribution, provided that QVC and its Affiliates shall not be obligated to incur any incremental out-of-pocket expenses in connection therewith unless the Company has agreed to promptly reimburse QVC or such Affiliates as the case may be, for such expenses.

     (b) If QVC or any of its Affiliates acquires for any of their respective accounts the right to distribute any product through any means or facilities, QVC shall, and shall cause its Affiliates to, use their respective reasonable efforts in connection with any such acquisition to permit the Company to acquire the right to distribute such product through all means or facilities in the Territory, provided that QVC and its Affiliates shall not be obligated to incur any incremental out-of-pocket expenses in connection therewith unless the Company has agreed to promptly reimburse QVC or such Affiliates, as the case may be, for such expenses.

     (c) Each of QVC and QVC Sub hereby acknowledges that G Televisa and its Affiliates, directly or indirectly, own, and may hereafter own or acquire, interests in the business of product distribution through means of Infomercials, Direct Response Marketing and retail distribution. Except as specifically provided in Section 6.2(d) hereof with respect to Infomercials, nothing herein shall prohibit or restrict G Televisa and its Affiliates from engaging or participating in such business. To the extent that the Company or any of its Subsidiaries from time to time acquires any distribution rights to distribute any product anywhere in the United Mexican States, QVC, QVC Sub, G Televisa and GT Sub shall each cause the Company and its Subsidiaries to use exclusively (i)

media facilities owned or operated directly or indirectly by G Televisa or its Affiliates, including, without limitation, broadcast television, radio, cable television, magazine publishing, newspaper publishing and outdoor advertising (collectively, 'Media Facilities'), to advertise and promote such product and
(ii) the retail distribution facilities owned or operated, directly or indirectly, by G Televisa or its Affiliates for the retail distribution of such product. To the extent that the Company or any of its Subsidiaries from time to time acquires any rights to distribute any product in any market in the Territory (other than the United Mexican States), QVC, QVC Sub, G Televisa and GT Sub shall each cause the Company and its Subsidiaries to offer to G Televisa and its Affiliates the exclusive right to (i) advertise and promote such product in such area by means of Media Facilities owned or operated directly or indirectly by G Televisa or its Affiliates in such area and (ii) distribute such product through retail distribution facilities owned or operated directly or indirectly by G Televisa or its Affiliates in such area. G Televisa shall have 30 days after the Company gives G Televisa written notice of such offer to accept such offer by the Company. If G Televisa fails to accept such offer on a timely basis by written notice to the Company, the Company may, and may permit others to, advertise, promote and distribute such product on terms and conditions no less favorable to the Company and its Subsidiaries than those as set forth in such notice.

     (d) In connection with the use by the Company or any of its Subsidiaries of the Media Facilities or retail distribution facilities of G Televisa or any of its Affiliates pursuant to subsection (c) of this Section 6.3 for any Calendar Month, G Televisa shall, and shall cause its Affiliates to, charge the Company for the use of such facilities an amount (the 'Facilities Charge Amount') no greater than the lowest rate charged by G Televisa or its Affiliates, as the case may be, during such Calendar Month to any other customer or user of such facilities that is not an Affiliate of G Televisa. Each of the parties hereto agrees and acknowledges that such rate currently charged by G Televisa and its Affiliates in the case of Mexican television facilities is currently 35% of sales for Infomercial and Direct Response Marketing advertising and promotion. Within 10 days after the end of each Calendar Month commencing in respect of the Calendar Month ending November 30, 1993 (which for purposes hereof shall include the period from the Effective Time through November 30, 1993), G Televisa shall deliver to the Company an invoice setting forth the Facilities Charge Amount for such Calendar Month and specifying in reasonable detail the basis for calculating such Facilities Charge Amount, executed by a senior executive officer of G Televisa, and the Company shall pay to G Televisa or its Affiliates (as designated in such invoice) the Facilities Charge Amount for such Calendar Month within five Business Days of its receipt of such invoice.

     Section 6.4 Termination. Notwithstanding anything in this Agreement to the contrary, the provisions set forth in Sections 6.2 and 6.3 hereof shall remain in full force and effect for the entire Territory for the period commencing on the date hereof and ending on December 31, 1996, and thereafter, such provisions shall terminate with respect to each country in the Territory if (a) the Company or any of its subsidiaries does not have a Television and Cable Shopping

Business with substantial operations in such country and (b) G Televisa or QVC, as the case may be, shall have consented (which consent shall not be unreasonably withheld) in writing to the written request of the other that the provisions set forth in Sections 6.2 and 6.3 hereof shall terminate with respect to such country. In the event of the termination of the provisions set forth in Sections 6.2 and 6.3 hereof with respect to any country as provided in this
Section 6.4, such provisions with respect to such country shall forthwith become void and have no effect, and there shall be no liability on the part of any party hereto with respect to such provision with the sole exception that nothing contained in this Section 6.4 shall in any way relieve any party from liability for any breach of the provisions set forth in Section 6.2 and 6.3 hereof for the period prior to the effective date of the termination thereof.

                                  ARTICLE VII
                   EXPANSION BEYOND THE UNITED MEXICAN STATES

     Section 7.1 Best Efforts. Subject to the provisions of Section 6.2 hereof and consistent with the Business Plan and the Approved Annual Budget, each of the parties hereto agrees to use its best efforts to expand the Television and Cable Shopping Business of the Company and its Subsidiaries from the United Mexican States into the countries which constitute the remainder of the Territory. Consistent with the foregoing, the Company may, from time to time, enter into new business ventures or form alliances with other individuals or entities in connection with the Company's expansion into such other countries in the Territory to the extent that the Board of Managers of the Company determines that its entering into such new business ventures and the formation of such alliances is necessary to accomplish the Company's strategic goal of expansion beyond the United Mexican States and to satisfy any applicable regulatory requirements relating thereto.

     Section 7.2 United States Expansion. Each of QVC and QVC Sub hereby acknowledges and agrees that G Televisa and its Affiliates are parties to certain agreements (as such agreements may be amended from time to time, the 'Subject Agreements') with Mr. A. Jerrold Perenchio ('Perenchio') and Corporation Venezolana de Television (Venevision) C.A., a Venezuelan corporation ('Venevision'; and collectively with Perenchio, the 'U.S. Partners') pursuant to which G Televisa is required ('First Opportunity Requirements') to first offer to the U.S. Partners the opportunity to participate in the ownership and operation of a Television and Cable Shopping Business in the United States (other than Puerto Rico) prior to G Televisa or any of G Televisa's Affiliates pursuing such opportunity for their own account or in participation with other persons or entities. Until the First Opportunity Requirements set forth in the Subject Agreements no longer remain applicable to the ownership and operation by the Company or any of its Subsidiaries of a Television and Cable Shopping Business in the United States, if the Board of Managers determines to expand the Company's Television and Cable Shopping Business into the United States (other than Puerto Rico), each of the parties hereto agrees to cause the Company to first offer to each of the U.S. Partners in accordance with the terms and conditions of the Subject Agreements the opportunity to participate in the Subsidiary ('Newco') to be formed by the Company to conduct the Company's operation in the United States such that Venevision and G Televisa may each own, directly or indirectly, one-eighth of the outstanding equity of Newco, Perenchio may own, directly or indirectly, one-fourth of the outstanding equity of Newco, and QVC may own, directly or indirectly, one-half of the outstanding equity of

Newco. In the event that any U.S. Partner elects not to participate in Newco, each of the parties hereto agrees that G Televisa shall be entitled to own, directly or indirectly, the share of the outstanding equity of Newco offered to such U.S. Partner pursuant to the immediately preceding sentence.

                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES

     Section 8.1 Representations and Warranties. Each party hereto represents and warrants to each other party hereto that:

          (a) it has the requisite corporate power and authority to execute and deliver this Agreement and all other instruments and documents executed and delivered by it in connection herewith, to carry out its obligations hereunder and thereunder and to consummate each of the transactions contemplated hereby and thereby;

          (b) the execution, delivery and performance of this Agreement and all other instruments and documents executed and delivered by it in connection herewith and the consummation Of each of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors, and no other corporate proceedings on its part are necessary to authorize this Agreement and such other instruments and documents or to consummate transactions so contemplated;

          (c) this Agreement and all other instruments and documents executed and delivered by it in connection herewith have been duly executed and delivered by it and, assuming this Agreement and such other instruments and documents constitute a valid and binding obligation of each other party hereto or thereto, constitutes a valid and binding obligation of it, enforceable against it in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and is subject to the general principles of equity;

          (d) neither the execution, delivery and performance of this Agreement and all other instruments and documents executed and delivered by it in connection herewith by it nor the consummation by it of the transactions contemplated hereby or thereby nor compliance by it with any of the provisions hereof or thereof will (i) conflict with or result in any breach or violation of any provisions of its articles of incorporation or by-laws,
     (ii) require on its part any filing with, notification to, or permit, authorization, consent or approval of, any governmental body or authority or any other entity (except any filings under the Foreign Investment Act of Mexico) or (iii) constitute (with or without notice or lapse of time or both) a breach, violation or default, create a lien or other encumbrance or give rise to any right of renegotiation or termination, amendment, cancellation, acceleration or prepayment under (A) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound or subject or (B) any order, writ, injunction, decree, statute, rule or regulation, governmental permit or license applicable to it or any of its Subsidiaries or any of their respective material properties or assets; and

          (e) no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection herewith or the transactions contemplated hereby based upon arrangements made by or on behalf of it.

                                   ARTICLE IX
                                 MISCELLANEOUS

     Section 9.1 Entire Agreement. The express provisions Of this Agreement and the exhibits attached to this Agreement, constitute the entire agreement among the parties hereto and their respective Affiliates, and supersede all other agreements and understandings, both written and oral, among the parties hereto and their respective Affiliates, or any of them (including, without limitation, the letter of intent, dated April 21, 1993, between G Televisa and QVC), with respect to the subject matter hereof and thereof. No implied agreements shall be deemed to exist with respect to such subject matter. All references to sections and subsections shall be deemed references to such part of this Agreement, unless the context shall otherwise require.

     Section 9.2 Assignments. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any of the parties hereto, in whole or in part, whether voluntarily, by operation of law or otherwise to any person or entity, unless the party hereto making such proposed assignment or delegation has previously obtained the consent of each other party hereto, which consent may be withheld at the sole discretion of such other party, except that GT Sub may, in connection with the Transfer of its Company Equity Securities in accordance with Section 5.1(a) hereof, assign its rights hereunder and delegate its obligations hereunder to G Televisa or any G Televisa Wholly-Owned Corporation. If any party hereto assigns or delegates any of its rights or obligations hereunder in accordance with the immediately preceding sentence, such assignment or delegation of such rights or obligations shall be effective from and after the date that the assignee delivers to each of the parties hereto a written instrument, acceptable in form and substance to each of the parties hereto, in which such assignee agrees to be bound by the provisions hereof with respect to such rights or obligations as if it were an original signatory to this Agreement, and upon the effectiveness of such assignment or delegation of such rights or obligations, the assignor thereof shall be deemed to be released by each of the parties hereto from such obligations hereunder, it being agreed that the respective obligations of G Televisa and QVC under Section 9.6 hereof shall remain in full force and effect, notwithstanding any such assignment or delegation by GT Sub or QVC Sub in accordance with this Section 9.2. Any attempted assignment or delegation in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the permitted successors and assigns of the parties hereto Nothing contained herein, express or implied, is intended to confer on any person or entity other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 9.3 Jurisdiction; Venue; Service of Process. Each of the parties hereto irrevocably submits to the jurisdiction of (i) any competent courts located in the United Mexican States, Federal District, or (ii) the federal courts of the United States of America in any action or proceeding brought by any party hereto against any other party hereto arising out of or relating to this Agreement or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined in any of such courts. Each of the parties hereto irrevocably and expressly waives, to the fullest extent it may effectively do so, the defense of any preferential jurisdictions to which it may be entitled by reason of its present or future domicile or the defense of an inconvenient forum, in each case, to the maintenance of any such action or proceeding. Each of the parties hereto consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to such party at its address specified in or pursuant to Section 9.4. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties agree and acknowledge that this Section 9.3 is subject to Section 4.4(d).

     Section 9.4 Notification. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (c) by a generally recognized overnight courier service which provides written acknowledgement by the addressee of receipt, or (d) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (b)), addressed as follows:

         (i) if to QVC or QVC Sub:
                QVC Network, Inc.
                Goshen Corporate Park
                West Chester, PA 19380
                Attn: General Counsel
                Telecopier: (215) 438-2380

             with copies to:
                 Willkie Farr & Gallaghere
                 153 East 53rd Street
                 New York, New York 10022
                 Attn: Daniel D. Rubino, Esq.

                 Telecopier: (212) 752-2991

             and
                 Sanchez-Mejorada, Velasco y Valencia
                 Paseo de la Reforma 450
                 Losas de Chapultepec
                 11000 Mexico, D.F.
                 Mexico
                 Attn: Carlos R. Valencia Barrera
                 Telecopier: (011)(525) 202-8222

         (ii) if to G Televisa or GT Sub:
                 Grupo Televisa, S.A. de C.V.
                 Avenida Chapultepec No. 28
                 06724 Mexico, D.F.
                 Attn: Lic. Javier Mondragon Alarcon
                 Telecopier: (011)(525) 709-1053

             with copies to:
                 Univisa, Inc.
                 2121 Avenue of the Stars, Suite 3300
                 Los Angeles, California 90067
                 Attn: Lawrence Dam, Esq.
                 Telecopier: (310) 286-1615;
                 Santamarina y Steta
                 'Edificio Omega'
                 Campos Eliseos 345-2 Piso
                 Col. Chapultepec Polanco
                 11560 Mexico D.F.
                 Attn: Lic. Alberto Saavedra
                 Telecopier: (011)(525) 280-6226;

             and
                 Fried, Frank, Harris, Shriver & Jacobson
                 One New York Plaza
                 New York, New York 10004-1980
                 Attn: Joseph A. Stern, Esq.
                 Telecopier: (212) 747-1526

or to such other addresses as may be specified by like notice to the other parties.

     Section 9.5 Indemnification. Each of the parties (an 'Indemnifying Party') indemnifies each of the other parties, their respective Affiliates, the officers, directors, shareholders, agents, employees and attorneys of each of the other parties and their respective Affiliates, and their respective heirs, administrators, successors and assigns, and agrees to hold each of them harmless, from and against any and all Losses which any of them may incur or suffer, or which may be asserted against or imposed on any of them, directly or indirectly, arising out of, as a result of or based upon any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Indemnifying Party in this Agreement. As used in this Agreement, 'Losses' refers to any and all liability, losses, costs, deficiencies, damages, demands, claims, actions, judgments, causes of action and expenses (including, without limitation, attorneys' and accountants' fees, costs incurred to investigate or defend, and costs incurred to enforce the provisions hereof).

     Section 9.6 Guarantee. (a) G Televisa hereby (i) irrevocably and unconditionally guarantees the full and prompt performance and observance by GT Sub of its covenants and obligations under this Agreement, (ii) agrees to be responsible for any breach by GT Sub of GT Sub's representations, warranties, covenants and agreements contained herein, and (iii) waives any legal and equitable defenses that might constitute grounds for relieving G Televisa of any of its obligations under this Section 9.6(a).

     (b) QVC hereby (i) irrevocably and unconditionally guarantees the full and prompt performance and observance by QVC Sub of its covenants and obligations under this Agreement, (ii) agrees to be responsible for any breach by QVC Sub of QVC Sub's representations, warranties, covenants and agreements contained herein, and (iii) waives any legal and equitable defenses that might constitute grounds for relieving QVC of any of its obligations under this Section 9.6(b).

     Section 9.7 Invalidity. If any provision of this Agreement is too broad to permit enforcement to its full extent such provision shall nevertheless be enforced to the maximum extent permitted by law, and each party agrees that such provisions may be judicially modified accordingly in any proceeding brought to enforce this Agreement. If any portion Of this Agreement shall be held to be indefinite, invalid or otherwise entirely unenforceable, the entire Agreement shall not fail on account thereof. The balance of this Agreement shall continue in full force and effect.

     Section 9.8 Amendments and Waivers. No modification, amendment, termination or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Neither any course of dealing nor any failure or delay on the part of any of the parties hereto in exercising any right, power or privilege hereunder shall impair any such power, right or privilege or operate as a waiver thereof or as a waiver or acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. No notice to or demand on any of the parties hereto in any case shall entitle such party hereto to any other or further notice or demand in the same, similar or other circumstances.

     Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

     Section 9.10 Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action necessary, proper or advisable to consummate and make effective the transactions contemplated by this

Agreement.

     Section 9.11 Publicity. Each of G Televisa, GT Sub, QVC and QVC Sub will coordinate, and none of G Televisa, GT Sub, QVC and QVC Sub will issue, or allow the issuance of, any press release, publicity statement, letter to shareholders or other public notice relating to this Agreement or the transactions contemplated hereby without the concurrence of the other parties hereto. Notwithstanding the foregoing, each of G Televisa, GT Sub, QVC and QVC Sub may issue such press release, publicity statement, letter to shareholders or other public notice if it believes, based upon the advice of such party's counsel, that the issuance thereof is required by applicable law, rule or stock exchange regulation, provided, however, to the extent reasonably practicable within the requirements of the law, rule or stock exchange regulation, such party shall give the other parties hereto the opportunity to review and comment on any such press release, publicity statement letter or notice and shall revise it to the extent reasonably practicable within the requirements of the applicable law, rule or stock exchange regulation to reflect their concern.

     Section 9.12 Specific Performance. The parties hereto hereby acknowledge that each party hereto would suffer irreparable injury and would not have an adequate remedy at law for money damages if the provisions of this Agreement (including, without limitation, Articles V, VI and VII hereof) were not performed in accordance with their terms. Each party hereto agrees that the other parties hereto shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which they are entitled, at law or in equity. Furthermore, if any action or proceeding shall be instituted to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that there is an adequate remedy at law, and agrees not to urge in any such action or proceeding the claim or defense that such remedy at law exists.

     Section 9.13 Section and Other Headings. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

     Section 9.14 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United Mexican States applicable to contracts made and performed in the United Mexican States, without regard to conflict of laws principles thereof.

     Section 9.15 Attorneys' Fees; Costs and Expenses. (a) In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to its cost and expense and any other available remedy.

     (b) Each party hereto shall bear its own fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and any agreements instruments or documents executed or delivered in connection herewith.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    GRUPO TELEVISA, S.A. DE C.V.

                                    By: ________________________________________
                                        Name: Mr. Alejandro Sada Olivares
                                        Title: Group Vice President

                                    TELEVISION INDEPENDIENTE DE MEXICO, S.A. DE
                                    C.V.
                                    By: ________________________________________
                                        Name: Mr. Alberto Orozco Estrada
                                        Title: Corporate General Comptroller

                                    QVC NETWORK, INC.
                                    By: ________________________________________
                                        Name: Neal S. Grabell
                                        Title: Senior Vice President

                                    QVC MEXICO, INC.
                                    By: ________________________________________
                                        Name: Neal S. Grabell
                                        Title: Senior Vice President

                                    TELEMERCADO ALAMEDA, S. DE R.L. DE C.V.

                                    By: ________________________________________
                                        Name: Francisco Cortina
                                        Title: President